Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR RELEASE: Thursday, October 20, 2016

AMERICAN AIRLINES GROUP REPORTS

THIRD QUARTER PROFIT

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its third quarter 2016 results. The Company’s third quarter highlights include:

•	Third quarter 2016 pre-tax profit of $1.2 billion, or $1.5 billion excluding special charges, and net profit of $737 million, or $933 million excluding special charges

•	Third quarter 2016 earnings per diluted share was $1.40 versus $2.49 for the same period last year. Third quarter 2016 adjusted[1] earnings per diluted share was $2.80 versus $2.77 for the third quarter 2015

•	As part of its profit sharing plan, the Company accrued $86 million in the third quarter. This brings the year-to-date accrual for profit sharing to $257 million

•	Returned $669 million to stockholders through share repurchases and dividends in the third quarter

•	Successfully completed the Company’s largest IT cutover since the merger with no disruption to service

The Company reported a Generally Accepted Accounting Principles (GAAP) net profit of $737 million, or $1.40 per diluted share in the third quarter 2016. This compares to a GAAP net profit of $1.7 billion in the third quarter 2015, or $2.49 per diluted share. As a result of the reversal of the valuation allowance on the Company’s deferred tax assets as of December 31, 2015, the Company’s 2016 results include a $452 million provision for income taxes at an effective rate of approximately 38 percent, of which $449 million is non-cash due to net operating loss utilization. There was no tax provision for federal income taxes recorded in 2015.

The impact of the year-over-year change in non-cash income tax expense is removed by comparing pre-tax income. The Company reported a third quarter 2016 GAAP pre-tax income of $1.2 billion, and pre-tax income excluding net special charges of $1.5 billion. This compares to a third quarter 2015 GAAP pre-tax income of $1.7 billion, and pre-tax income excluding net special charges of $1.9 billion.

Adjusted1 third quarter 2016 earnings per diluted share was $2.80, up from $2.77 per diluted share in the third quarter of 2015.

[1]	Adjusted earnings exclude non-cash income tax provision and special charges where noted. See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

American Airlines Group Reports Third Quarter Results

October 20, 2016

“These outstanding results are due to the efforts of our more than 100,000 team members, who are working tirelessly to improve our operations, product, and customer experience,” said Doug Parker, Chairman and CEO. “Nowhere are these efforts more evident than through the seamless completion of our largest IT cutover yet, which combined our fleet and pilot groups onto one system, with no disruption to service. We’re already seeing the benefits as this cutover enables us to schedule our pilots and aircraft as one airline and allows us to further optimize our network to better meet the needs of our passengers.”

“With integration successes like this behind us, we are even more excited about the future. We are investing in our people and our product and are well along the path to restoring American as the greatest airline in the world.”

Third Quarter 2016 Highlights

	GAAP		Non-GAAP
	3Q16	3Q15	3Q16	3Q15
Total operating revenues ($ mil)	$10,594	$10,706	$10,594	$10,706
Total operating expenses ($ mil)	9,163	8,707	8,869	8,542

Operating income	1,431	1,999	1,725	2,164

Pre-tax income ($ mil)	1,189	1,709	1,483	1,895
Pre-tax margin	11.2%	16.0%	14.0%	17.7%

Net income ($ mil)	737	1,693	933	1,885

Earnings per diluted share	$1.40	$2.49	$1.76	$2.77
Adjusted [1] earnings per diluted share	n/a	n/a	$2.80	$2.77

Revenue and Cost Comparisons

Total revenue in the third quarter was $10.6 billion, a decrease of 1.1 percent versus the third quarter 2015 on a 1.2 percent increase in total available seat miles (ASMs). Total revenue per ASM was 14.73 cents, down 2.2 percent versus the third quarter 2015. This decrease was due to competitive capacity growth, continued macroeconomic softness outside of the United States, and foreign currency weakness.

Total operating expenses in the third quarter were $9.2 billion, up 5.2 percent compared to the third quarter 2015, due primarily to a 15.3 percent increase in salaries and benefits expense, which includes the impact of the Company’s recent labor agreements and an $86 million accrual for the Company’s profit sharing program.

Third quarter mainline cost per available seat mile (CASM) was 11.96 cents, up 5.6 percent on a 0.5 percent increase in mainline ASMs versus the third quarter 2015. Excluding fuel and special charges, mainline CASM was 9.32 cents, up 8.9 percent versus the third quarter 2015. Regional CASM was 18.85 cents, down 5.2 percent versus the third quarter 2015 on a 6.9 percent increase in regional ASMs. Excluding fuel and special charges, regional CASM was 15.08 cents, down 4.5 percent versus the third quarter 2015.

American Airlines Group Reports Third Quarter Results

October 20, 2016

Fleet

As part of the Company’s ongoing fleet renewal program, the Company invested $1.0 billion in new aircraft during the third quarter, including 12 new mainline aircraft and 9 new regional aircraft, while removing 49 aircraft from the fleet. With an average mainline aircraft age of 10 years, the Company operates the youngest fleet of the four largest U.S. carriers.

Liquidity and Capital Return Program

As of September 30, 2016, the Company had approximately $9.2 billion in total available liquidity, consisting of unrestricted cash and short-term investments of $6.8 billion and $2.4 billion in undrawn revolver capacity. The Company also had restricted cash of $635 million.

The Company returned $669 million to its stockholders in the third quarter through the payment of $53 million in quarterly dividends and the repurchase of $616 million of common stock, or 18.2 million shares, at an average price of $33.87 per share. The Company has returned more than $9.0 billion to stockholders through share repurchases and dividends since mid-2014.

Share repurchases under the buyback programs may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The programs do not obligate the Company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the Company’s discretion.

The Company also declared a dividend of $0.10 per share to be paid on November 21, 2016, to stockholders of record as of November 7, 2016.

Notable Accomplishments

Integration Accomplishments

•	On Oct. 1, the Company smoothly integrated all 15,000 American Airlines pilots and its mainline fleet into a single scheduling system, a crucial step in unlocking the full potential of the Company’s network and airline. The successful completion of this company-wide project allows the Company to schedule pilots and aircraft seamlessly regardless of which pre-merger airline they came from. It will also allow pilots to receive the full benefits of their single seniority list and joint collective bargaining agreement

•	Reached an agreement with the TWU-IAM Association for pay increases for mechanics, fleet service and other employees while negotiations continue for a full joint collective bargaining agreement. In September, the Company and the TWU-IAM Association reached a tentative agreement on a new joint collective bargaining agreement for flight simulator engineers

American Airlines Group Reports Third Quarter Results

October 20, 2016

•	Debuted new uniforms for 80,000 flight crew members, mechanics, and employees at airports, clubs and lounges

•	In October, reached an industry-leading tentative agreement with the Transport Workers Union for a new joint collective bargaining agreement covering flight crew training instructors and simulator instructors

Finance, Marketing, and Network Accomplishments

•	Announced new agreements with partners Citi and Barclaycard US to extend their relationships, as well as a new, long-term exclusive agreement with MasterCard, to provide AAdvantage® miles and other benefits to customers

•	Took delivery of the Company’s first Boeing 787-9 aircraft, the first of four 787-9s expected to be delivered this year. These aircraft are the first at a U.S. airline to offer Premium Economy seating, a new class of service on international flights with more legroom and wider seats. International service on these aircraft begins Nov. 3 to Sao Paulo and on Nov. 4 to Madrid

•	Launched several financing transactions during the quarter, including the $814 million 2016-3 Enhanced Equipment Trust Certificates, which consists of both AA and A tranches, and re-priced the Company’s 2014 Credit Facilities, which reduced the interest rate by 25 basis points

•	Launched new nonstop service between Los Angeles International Airport and Hong Kong on Sept. 7

•	The U.S. Department of Transportation tentatively awarded American a slot pair for service between Los Angeles International Airport and Tokyo Haneda, allowing American to shift its service to more favorable daytime hours

•	Expanded complimentary in-flight entertainment offerings to include premium movies, TV shows, music and games in the Main Cabin on all domestic flights with seatback entertainment and wireless streaming entertainment, giving customers unrestricted access to the largest content library among the U.S. carriers from their seatback entertainment system or their own device

•	Began the Company’s first-ever regularly scheduled flights to Cuba on Sept. 7 with nonstop service from Miami to Cienfuegos and Holguin. Havana service begins in November

•	Reopened the Company’s London Heathrow Arrivals Lounge following a multi-million dollar refurbishment that radically changed the overall look and ambiance of the facility. The lounge now features 29 top-notch shower rooms, a business center and meeting room. The Company also re-opened its new Admirals Club lounge at Rio de Janeiro airport

•	Announced that the Company’s new campus would be named after former Chairman and CEO Robert Crandall

American Airlines Group Reports Third Quarter Results

October 20, 2016

Community Relations Accomplishments

•	Received the top score of 100 on the 2016 Disability Equality Index® and was named a “2016 DEI Best Places to Work”

•	Participated in the “Stand Up To Cancer” telecast, which was broadcast live on all major networks and more than 50 cable channels. Funds raised during the broadcast will further groundbreaking research to turn more patients into survivors

•	Honored four employee recipients of the eighth annual Earl G. Graves Award for Leadership in Inclusion and Diversity

•	Announced a multi-year financial commitment of $1 million to the Answer ALS research project to help end amyotrophic lateral sclerosis

•	Brought 180 World War II, Korean and Vietnam War veterans from Asheville, N.C. to Washington D.C. to spend the day at the memorials to those wars. The flight marked both the 10th anniversary of American’s partnership with the Honor Flight Network and American’s 500th Honor Flight since the first one arrived in Washington in 2006

•	Launched a partnership with TurboVote, a non-partisan, nonprofit organization that assists in voter registration, to help its U.S. employees register to vote

Special Items

In the third quarter, the Company recognized $294 million in net special charges before the effect of income taxes, principally consisting of merger integration expenses relating to re-branding of aircraft, airport facilities and uniforms, information technology, alignment of labor union contracts and fleet restructuring.

Conference Call / Webcast Details

The Company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CDT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through Nov. 20.

Investor Guidance

For financial forecasting detail, please refer to the Company’s investor relations update, to be filed with the Securities and Exchange Commission on Form 8-K immediately following its 7:30 a.m. CDT conference call. This filing will be available at aa.com/investorrelations.

About American Airlines Group

American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

American Airlines Group Reports Third Quarter Results

October 20, 2016

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts such as, without limitation, statements that discuss the possible future effects of known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low-cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; costs of ongoing data security compliance requirements and the impact of any significant data security breach; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other postretirement benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental and noise regulation; the impact associated with climate change, including increased regulation to reduce emissions of greenhouse gases; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements, more stringent duty-time regulations, increased flight hour requirements for commercial airline pilots and other factors that have caused a shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect on the Company’s financial position and liquidity of being party to or involved in litigation; an inability to use net operating losses carried forward from prior taxable years (NOL Carryforwards); any impairment in the amount of the Company’s goodwill and an inability to realize the full value of the Company’s intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase programs or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (especially in Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A, Risk Factors) and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law.

American Airlines Group Reports Third Quarter Results

October 20, 2016

American Airlines Group Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended September 30,		Percent	9 Months Ended September 30,		Percent
	2016	2015	Change	2016	2015	Change
Operating revenues:
Mainline passenger	$7,419	$7,654	(3.1)	$21,192	$22,298	(5.0)
Regional passenger	1,731	1,699	1.9	5,040	4,910	2.7
Cargo	171	180	(5.1)	506	568	(10.9)
Other	1,273	1,173	8.5	3,653	3,584	1.9

Total operating revenues	10,594	10,706	(1.1)	30,391	31,360	(3.1)

Operating expenses:
Aircraft fuel and related taxes	1,393	1,593	(12.6)	3,736	4,912	(23.9)
Salaries, wages and benefits	2,772	2,404	15.3	8,094	7,141	13.4
Regional expenses:
Fuel	303	310	(2.4)	801	970	(17.4)
Other	1,235	1,208	2.3	3,687	3,566	3.4
Maintenance, materials and repairs	481	456	5.3	1,352	1,452	(6.9)
Other rent and landing fees	463	432	7.2	1,342	1,290	4.0
Aircraft rent	299	308	(3.0)	908	941	(3.6)
Selling expenses	347	366	(5.0)	990	1,051	(5.9)
Depreciation and amortization	399	336	18.6	1,128	1,013	11.4
Special items, net	289	163	77.8	450	610	(26.3)
Other	1,182	1,131	4.5	3,386	3,278	3.3

Total operating expenses	9,163	8,707	5.2	25,874	26,224	(1.3)

Operating income	1,431	1,999	(28.4)	4,517	5,136	(12.0)

Nonoperating income (expense):
Interest income	16	10	70.6	45	29	54.9
Interest expense, net	(250)	(219)	14.3	(738)	(651)	13.2
Other, net	(8)	(81)	(90.3)	(25)	(143)	(82.2)

Total nonoperating expense, net	(242)	(290)	(16.8)	(718)	(765)	(6.2)

Income before income taxes	1,189	1,709	(30.4)	3,799	4,371	(13.1)

Income tax provision	452	16	nm	1,412	42	nm

Net income	$737	$1,693	(56.4)	$2,387	$4,329	(44.9)

Earnings per common share:
Basic	$1.40	$2.56		$4.23	$6.34

Diluted	$1.40	$2.49		$4.20	$6.17

Weighted average shares outstanding (in thousands):
Basic	525,415	661,869		564,886	682,337

Diluted	528,510	680,739		568,679	701,760

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Third Quarter Results

October 20, 2016

American Airlines Group Inc.

Consolidated Operating Statistics

(Unaudited)

	3 Months Ended September 30,				9 Months Ended September 30,
	2016	2015	Change		2016	2015	Change
Mainline
Revenue passenger miles (millions)	53,472	54,667	(2.2)%		151,619	151,148	0.3%
Available seat miles (ASM) (millions)	63,751	63,459	0.5%		183,985	181,232	1.5%
Passenger load factor (percent)	83.9	86.1	(2.2	)pts	82.4	83.4	(1.0	)pts
Yield (cents)	13.87	14.00	(0.9)%		13.98	14.75	(5.3)%
Passenger revenue per ASM (cents)	11.64	12.06	(3.5)%		11.52	12.30	(6.4)%

Passenger enplanements (thousands)	37,584	38,909	(3.4)%		109,830	110,683	(0.8)%
Departures (thousands)	282	286	(1.3)%		837	841	(0.5)%
Aircraft at end of period	922	943	(2.2)%		922	943	(2.2)%

Block hours (thousands)	905	908	(0.3)%		2,650	2,643	0.3%
Average stage length (miles)	1,258	1,259	(0.1)%		1,235	1,231	0.3%
Fuel consumption (gallons in millions)	953	954	(0.2)%		2,739	2,736	0.1%
Average aircraft fuel price including related taxes (dollars per gallon)	1.46	1.67	(12.4)%		1.36	1.80	(24.0)%
Full-time equivalent employees at end of period	101,200	99,700	1.5%		101,200	99,700	1.5%

Operating cost per ASM (cents)	11.96	11.33	5.6%		11.62	11.97	(2.9)%
Operating cost per ASM excluding special items (cents)	11.51	11.07	3.9%		11.38	11.63	(2.2)%
Operating cost per ASM excluding special items and fuel (cents)	9.32	8.56	8.9%		9.35	8.92	4.8%

Regional (A)
Revenue passenger miles (millions)	6,447	6,199	4.0%		18,406	17,729	3.8%
Available seat miles (millions)	8,160	7,633	6.9%		23,741	22,050	7.7%
Passenger load factor (percent)	79.0	81.2	(2.2	)pts	77.5	80.4	(2.9	)pts
Yield (cents)	26.85	27.40	(2.0)%		27.38	27.69	(1.1)%
Passenger revenue per ASM (cents)	21.21	22.25	(4.7)%		21.23	22.27	(4.7)%

Passenger enplanements (thousands)	14,288	14,413	(0.9)%		40,908	41,032	(0.3)%
Aircraft at end of period	599	584	2.6%		599	584	2.6%
Fuel consumption (gallons in millions)	196	186	5.3%		565	536	5.4%
Average aircraft fuel price including related taxes (dollars per gallon)	1.55	1.67	(7.3)%		1.42	1.81	(21.6)%
Full-time equivalent employees at end of period (B)	20,600	19,300	6.7%		20,600	19,300	6.7%

Operating cost per ASM (cents)	18.85	19.89	(5.2)%		18.91	20.57	(8.1)%
Operating cost per ASM excluding special items (cents)	18.79	19.85	(5.3)%		18.85	20.48	(8.0)%
Operating cost per ASM excluding special items and fuel (cents)	15.08	15.78	(4.5)%		15.48	16.08	(3.8)%

Total Mainline & Regional
Revenue passenger miles (millions)	59,919	60,866	(1.6)%		170,025	168,877	0.7%
Available seat miles (millions)	71,911	71,092	1.2%		207,726	203,282	2.2%
Cargo ton miles (millions)	601	569	5.6%		1,754	1,716	2.2%
Passenger load factor (percent)	83.3	85.6	(2.3	)pts	81.9	83.1	(1.2	)pts
Yield (cents)	15.27	15.37	(0.6)%		15.43	16.11	(4.2)%
Passenger revenue per ASM (cents)	12.72	13.16	(3.3)%		12.63	13.38	(5.6)%
Total revenue per ASM (cents)	14.73	15.06	(2.2)%		14.63	15.43	(5.2)%
Cargo yield per ton mile (cents)	28.42	31.63	(10.2)%		28.86	33.11	(12.8)%

Passenger enplanements (thousands)	51,872	53,322	(2.7)%		150,738	151,715	(0.6)%
Aircraft at end of period	1,521	1,527	(0.4)%		1,521	1,527	(0.4)%
Fuel consumption (gallons in millions)	1,149	1,140	0.7%		3,304	3,272	1.0%
Average aircraft fuel price including related taxes (dollars per gallon)	1.48	1.67	(11.6)%		1.37	1.80	(23.6)%
Full-time equivalent employees at end of period (B)	121,800	119,000	2.4%		121,800	119,000	2.4%

Operating cost per ASM (cents)	12.74	12.25	4.0%		12.46	12.90	(3.4)%
Operating cost per ASM excluding special items (cents)	12.33	12.02	2.6%		12.23	12.59	(2.8)%
Operating cost per ASM excluding special items and fuel (cents)	9.97	9.34	6.8%		10.05	9.70	3.6%

(A) Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(B) Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third Quarter Results

October 20, 2016

American Airlines Group Inc.

Consolidated Revenue Statistics by Region

(Unaudited)

	3 Months Ended September 30,				9 Months Ended September 30,
	2016	2015	Change		2016	2015	Change
Domestic—Mainline
Revenue passenger miles (millions)	33,487	34,259	(2.4)%		97,296	97,014	0.3%
Available seat miles (ASM) (millions)	39,051	38,882	0.4%		114,294	112,875	1.3%
Passenger load factor (percent)	85.8	88.1	(2.3	)pts	85.1	85.9	(0.8	)pts
Yield (cents)	14.36	14.19	1.2%		14.51	15.09	(3.8)%
Passenger revenue per ASM (cents)	12.31	12.51	(1.5)%		12.35	12.97	(4.8)%

Domestic Consolidated—Mainline and
Total Regional (A)
Revenue passenger miles (millions)	39,934	40,458	(1.3)%		115,701	114,743	0.8%
Available seat miles (ASM) (millions)	47,211	46,515	1.5%		138,036	134,926	2.3%
Passenger load factor (percent)	84.6	87.0	(2.4	)pts	83.8	85.0	(1.2	)pts
Yield (cents)	16.37	16.22	1.0%		16.56	17.03	(2.8)%
Passenger revenue per ASM (cents)	13.85	14.10	(1.8)%		13.88	14.49	(4.2)%

Latin America
Revenue passenger miles (millions)	7,382	7,920	(6.8)%		22,857	23,673	(3.4)%
Available seat miles (ASM) (millions)	8,944	9,542	(6.3)%		28,894	30,031	(3.8)%
Passenger load factor (percent)	82.5	83.0	(0.5	)pts	79.1	78.8	0.3	pts
Yield (cents)	13.97	13.65	2.3%		13.47	14.87	(9.4)%
Passenger revenue per ASM (cents)	11.53	11.33	1.8%		10.66	11.72	(9.1)%

Atlantic
Revenue passenger miles (millions)	9,027	9,661	(6.6)%		21,707	22,654	(4.2)%
Available seat miles (ASM) (millions)	11,533	11,754	(1.9)%		29,103	29,075	0.1%
Passenger load factor (percent)	78.3	82.2	(3.9	)pts	74.6	77.9	(3.3	)pts
Yield (cents)	13.49	14.46	(6.7)%		14.01	14.45	(3.0)%
Passenger revenue per ASM (cents)	10.56	11.88	(11.2)%		10.45	11.26	(7.2)%

Pacific
Revenue passenger miles (millions)	3,576	2,827	26.5%		9,759	7,807	25.0%
Available seat miles (ASM) (millions)	4,223	3,281	28.7%		11,694	9,251	26.4%
Passenger load factor (percent)	84.7	86.2	(1.5	)pts	83.5	84.4	(0.9	)pts
Yield (cents)	10.13	11.11	(8.9)%		9.79	11.13	(12.0)%
Passenger revenue per ASM (cents)	8.58	9.58	(10.5)%		8.17	9.39	(13.0)%

Total International
Revenue passenger miles (millions)	19,985	20,408	(2.1)%		54,323	54,134	0.4%
Available seat miles (ASM) (millions)	24,700	24,577	0.5%		69,691	68,357	2.0%
Passenger load factor (percent)	80.9	83.0	(2.1	)pts	77.9	79.2	(1.3	)pts
Yield (cents)	13.06	13.68	(4.5)%		13.03	14.15	(8.0)%
Passenger revenue per ASM (cents)	10.57	11.36	(7.0)%		10.15	11.21	(9.4)%

(A) Revenue statistics for all Regional flying are included herein.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third Quarter Results

October 20, 2016

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) is providing the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and regional CASM excluding fuel is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and regional CASM excluding special items and fuel to evaluate the Company’s operating performance.

	3 Months Ended September 30,		Percent Change	9 Months Ended September 30,		Percent Change
Reconciliation of Pre-Tax Income Excluding Special Items	2016	2015		2016	2015
	(in millions, except per share amounts)			(in millions, except per share amounts)
Pre-tax income as reported	$1,189	$1,709		$3,799	$4,371
Pre-tax special items:
Special items, net (1)	289	163		450	610
Regional operating special items, net	5	2		13	20
Nonoperating special items, net (2)	—	21		36	2

Total pre-tax special items	294	186		499	632

Pre-tax income excluding special items	$1,483	$1,895	-22%	$4,298	$5,003	-14%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$1,189	$1,709		$3,799	$4,371

Total operating revenues as reported	$10,594	$10,706		$30,391	$31,360

Pre-tax margin	11.2%	16.0%		12.5%	13.9%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$1,483	$1,895		$4,298	$5,003

Total operating revenues as reported	$10,594	$10,706		$30,391	$31,360

Pre-tax margin excluding special items	14.0%	17.7%		14.1%	16.0%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$737	$1,693		$2,387	$4,329
Special items:
Total pre-tax special items	294	186		499	632
Income tax special items	—	6		—	22
Net tax effect of special items (3)	(98)	—		(188)	—

Net income excluding special items	$933	$1,885	-51%	$2,698	$4,983	-46%

Reconciliation of Net Income Excluding Special Items and Non-Cash Income Tax Provision (4)
Net income as reported	$737	$1,693		$2,387	$4,329
Total pre-tax special items	294	186		499	632
Total non-cash income tax provision	449	6		1,403	22

Net income excluding special items and non-cash income tax provision	$1,480	$1,885	-21%	$4,289	$4,983	-14%

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items
Net income excluding special items	$933	$1,885		$2,698	$4,983

Shares used for computation (in thousands):
Basic	525,415	661,869		564,886	682,337

Diluted	528,510	680,739		568,679	701,760

Earnings per share excluding special items:
Basic	$1.77	$2.85		$4.78	$7.30

Diluted	$1.76	$2.77		$4.74	$7.10

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items and Non-Cash Income Tax Provision (4)
Net income excluding special items and non-cash income tax provision	$1,480	$1,885		$4,289	$4,983

Shares used for computation (in thousands):
Basic	525,415	661,869		564,886	682,337

Diluted	528,510	680,739		568,679	701,760

Adjusted earnings per share (excludes special items and non-cash income tax provision):
Basic	$2.82	$2.85		$7.59	$7.30

Diluted	$2.80	$2.77		$7.54	$7.10

American Airlines Group Reports Third Quarter Results

October 20, 2016

	3 Months Ended September 30,		9 Months Ended September 30,
Reconciliation of Operating Income Excluding Special Items	2016	2015	2016	2015
	(in millions)		(in millions)
Operating income as reported	$1,431	$1,999	$4,517	$5,136

Special items:
Special items, net (1)	289	163	450	610
Regional operating special items, net	5	2	13	20

Operating income excluding special items	$1,725	$2,164	$4,980	$5,766

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Mainline only	3 Months Ended September 30,		9 Months Ended September 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Total operating expenses as reported	$9,163	$8,707	$25,874	$26,224
Less regional expenses as reported:
Fuel	(303)	(310)	(801)	(970)
Other	(1,235)	(1,208)	(3,687)	(3,566)

Total mainline operating expenses as reported	7,625	7,189	21,386	21,688

Special items, net (1)	(289)	(163)	(450)	(610)

Mainline operating expenses, excluding special items	7,336	7,026	20,936	21,078

Aircraft fuel and related taxes	(1,393)	(1,593)	(3,736)	(4,912)

Mainline operating expenses, excluding special items and fuel	$5,943	$5,433	$17,200	$16,166

	(in cents)		(in cents)
Mainline operating expenses per ASM as reported	11.96	11.33	11.62	11.97

Special items, net per ASM (1)	(0.45)	(0.26)	(0.24)	(0.34)

Mainline operating expenses per ASM, excluding special items	11.51	11.07	11.38	11.63

Aircraft fuel and related taxes per ASM	(2.18)	(2.51)	(2.03)	(2.71)

Mainline operating expenses per ASM, excluding special items and fuel	9.32	8.56	9.35	8.92

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Regional only	3 Months Ended September 30,		9 Months Ended September 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Total regional operating expenses as reported	$1,538	$1,518	$4,488	$4,536

Regional operating special items, net	(5)	(2)	(13)	(20)

Regional operating expenses, excluding special items	1,533	1,516	4,475	4,516

Aircraft fuel and related taxes	(303)	(310)	(801)	(970)

Regional operating expenses, excluding special items and fuel	$1,230	$1,206	$3,674	$3,546

	(in cents)		(in cents)
Regional operating expenses per ASM as reported	18.85	19.89	18.91	20.57

Regional operating special items, net per ASM	(0.06)	(0.04)	(0.05)	(0.09)

Regional operating expenses per ASM, excluding special items	18.79	19.85	18.85	20.48

Aircraft fuel and related taxes per ASM	(3.71)	(4.07)	(3.38)	(4.40)

Regional operating expenses per ASM, excluding special items and fuel	15.08	15.78	15.48	16.08

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third Quarter Results

October 20, 2016

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Total Mainline and Regional	3 Months Ended September 30,		9 Months Ended September 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Total operating expenses as reported	$9,163	$8,707	$25,874	$26,224

Special items:
Special items, net (1)	(289)	(163)	(450)	(610)
Regional operating special items, net	(5)	(2)	(13)	(20)

Total operating expenses, excluding special items	8,869	8,542	25,411	25,594

Fuel:
Aircraft fuel and related taxes - mainline	(1,393)	(1,593)	(3,736)	(4,912)
Aircraft fuel and related taxes - regional	(303)	(310)	(801)	(970)

Total operating expenses, excluding special items and fuel	$7,173	$6,639	$20,874	$19,712

	(in cents)		(in cents)
Total operating expenses per ASM as reported	12.74	12.25	12.46	12.90

Special items per ASM:
Special items, net (1)	(0.40)	(0.23)	(0.22)	(0.30)
Regional operating special items, net	(0.01)	—	(0.01)	(0.01)

Total operating expenses per ASM, excluding special items	12.33	12.02	12.23	12.59

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(1.94)	(2.24)	(1.80)	(2.42)
Aircraft fuel and related taxes - regional	(0.42)	(0.44)	(0.39)	(0.48)

Total operating expenses per ASM, excluding special items and fuel	9.97	9.34	10.05	9.70

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)

The 2016 third quarter mainline operating special items totaled a net charge of $289 million, which principally included $225 million of merger integration expenses and a $39 million net charge for bankruptcy related items principally consisting of fair value adjustments for bankruptcy settlement obligations. The 2016 nine month period mainline operating special items totaled a net charge of $450 million, which principally included $467 million of merger integration expenses, offset in part by a $22 million net credit for bankruptcy related items principally consisting of fair value adjustments for bankruptcy settlement obligations. For the 2016 third quarter and nine month periods, merger integration expenses included costs related to re-branding of aircraft, airport facilities and uniforms, information technology, alignment of labor union contracts, fleet restructuring, professional fees, relocation and training, as well as severance.

The 2015 third quarter mainline operating special items totaled a net charge of $163 million, which principally included $198 million of merger integration expenses and a $38 million charge in connection with the dissolution of a joint venture. These charges were offset in part by a $66 million credit related to proceeds received from a legal settlement. The 2015 nine month period mainline operating special items totaled a net charge of $610 million, which principally included $741 million of merger integration expenses and a $38 million charge in connection with the dissolution of a joint venture. These charges were offset in part by a $75 million net credit for bankruptcy related items principally consisting of fair value adjustments for bankruptcy settlement obligations and a $66 million credit related to proceeds received from a legal settlement. For the 2015 third quarter and nine month periods, merger integration expenses included costs related to information technology, fleet restructuring, alignment of labor union contracts, professional fees, severance, relocation and training, re-branding of aircraft, airport facilities and uniforms, as well as share-based compensation.

(2)

In connection with a bond refinancing, the Company recorded a $36 million nonoperating special charge in the 2016 nine month period related to non-cash write offs of unamortized bond discounts and issuance costs as well as payments of redemption premiums and fees.

The 2015 third quarter nonoperating special items totaled a net charge of $21 million, which was primarily due to non-cash write offs of unamortized debt discount and debt issuance costs associated with the purchase and subsequent remarketing of certain special facility revenue bonds. The 2015 nine month period nonoperating special items totaled a net charge of $2 million, which principally included $40 million in charges primarily related to non-cash write offs of unamortized debt discount and debt issuance costs associated with refinancing the Company’s secured term loan facilities, prepayments of certain aircraft financings and the purchase and subsequent remarketing of certain special facility revenue bonds. These charges were offset in part by a $22 million gain associated with the sale of an investment and a $17 million early debt extinguishment gain associated with the repayment of American’s AAdvantage loan with Citibank.

(3)

In the 2015 periods, there was no net tax effect associated with special items. During the 2015 periods, the Company’s net deferred tax asset, which includes its net operating losses (NOLs), was subject to a full valuation allowance. Accordingly, the Company’s NOLs offset its taxable income and resulted in the release of a corresponding portion of valuation allowance, which offset the tax provision dollar for dollar.

(4)

As a result of the Company’s profitability and the reversal of the valuation allowance on its deferred tax assets at December 31, 2015, the Company was required to recognize a $452 million and $1.4 billion provision for income taxes in the 2016 third quarter and nine month period, respectively, on a Generally Accepted Accounting Principles basis. Of these amounts, $449 million and $1.4 billion in the 2016 third quarter and nine month period, respectively, were non-cash due to the utilization of NOLs. For periods prior to 2016, the Company recognized a nominal tax provision for certain states and international jurisdictions where NOLs were limited or not available to be used. Accordingly, amounts reported in the 2016 third quarter and nine month period for income tax provision and net income are not comparable to the respective 2015 periods. Therefore, the Company is presenting net income and earnings per share excluding special items and non-cash income tax provision in order to provide more meaningful period-over-period comparisons.

American Airlines Group Reports Third Quarter Results

October 20, 2016

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30, 2016	December 31, 2015
Assets

Current assets
Cash	$381	$390
Short-term investments	6,374	5,864
Restricted cash and short-term investments	635	695
Accounts receivable, net	1,703	1,425
Aircraft fuel, spare parts and supplies, net	1,100	863
Prepaid expenses and other	855	748

Total current assets	11,048	9,985

Operating property and equipment
Flight equipment	36,259	33,185
Ground property and equipment	6,915	6,402
Equipment purchase deposits	1,149	1,067

Total property and equipment, at cost	44,323	40,654
Less accumulated depreciation and amortization	(14,019)	(13,144)

Total property and equipment, net	30,304	27,510

Other assets
Goodwill	4,091	4,091
Intangibles, net	2,189	2,249
Deferred tax asset	1,524	2,477
Other assets	1,952	2,103

Total other assets	9,756	10,920

Total assets	$51,108	$48,415

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt and capital leases	$1,798	$2,231
Accounts payable	1,673	1,563
Accrued salaries and wages	1,365	1,205
Air traffic liability	4,513	3,747
Loyalty program liability	2,950	2,525
Other accrued liabilities	2,234	2,334

Total current liabilities	14,533	13,605

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	21,545	18,330
Pension and postretirement benefits	7,387	7,450
Deferred gains and credits, net	554	667
Other liabilities	2,698	2,728

Total noncurrent liabilities	32,184	29,175

Stockholders’ equity
Common stock	5	6
Additional paid-in capital	7,761	11,591
Accumulated other comprehensive loss	(4,778)	(4,732)
Retained earnings (deficit)	1,403	(1,230)

Total stockholders’ equity	4,391	5,635

Total liabilities and stockholders’ equity	$51,108	$48,415